Exhibit 99.1

[Prestige Brands Logo]
News Release

Prestige Brands Holdings, Inc. Announces Resignation of President and CEO; Search to Begin for Successor

IRVINGTON, N.Y.--(BUSINESS WIRE)--June 26, 2006--Prestige Brands Holdings, Inc. (NYSE: PBH), a marketer and distributor of well-recognized, branded consumer products in the personal care, over-the-counter drug, and household cleaning segments announced today that Frank P. Palantoni and the Company’s Board of Directors have mutually agreed that Mr. Palantoni will step down as President, Chief Executive Officer and a Director of the Company effective immediately.

To ensure clear leadership and continuity during this period of transition, the Board has appointed Peter C. Mann, the current Chairman of the Board who served as CEO until April 1 of this year, as interim President and CEO, while its Nominating and Corporate Governance Committee conducts a search for a new CEO. The Company indicated that it expected this process to be concluded over the next six months.

During this period, the Board’s Nominating and Corporate Governance Committee, chaired by Ronald B. Gordon, will work closely with Mr. Mann to ensure that this transition will not disrupt the Company’s focus on customers, current Company initiatives and the creation of shareholder value. Mr. Gordon said, “The Board is confident that our experienced senior executives and Prestige’s outstanding employees will provide strong and steady leadership during this transition period.”

“Frank Palantoni’s contributions to the Company are appreciated. The Board wishes him well,” Mr. Gordon added.

About Prestige Brands Holdings, Inc.

Prestige Brands Holdings, Inc., through its wholly-owned subsidiaries, is a marketer and distributor of brand name over-the-counter drug, household cleaning, and personal care products sold throughout the United States and Canada. Key brands include Compound W(R) wart treatment, Chloraseptic(R) sore throat treatment, New-Skin(R) liquid bandage, Clear eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter products, Cutex(R) nail polish remover, Comet (R) and Spic and Span(R) household cleaning products, and other well-known brands.